Exhibit 10.6
MANAGEMENT INCENTIVE PLAN DOCUMENT
Fiscal Year 2010
Plan Name and Effective Date
The name of this Plan is the ADC Telecommunications, Inc. Management Incentive Plan (“MIP”). The plan is effective from October 1, 2009 through September 30, 2010.
Purpose
The purpose of the Plan is to provide, with full regard to the protection of shareholder’s investments, a direct financial incentive for eligible managers to make a significant contribution to ADC’s established annual goals.
Eligibility
Eligibility for Fiscal Year 2010 is limited to full or part-time regular employees in the U.S. and in such other countries where ADC has specifically notified employees of eligibility for participation in the Plan. Eligibility for participation in this Plan is limited to such employees who hold executive officer and certain management positions reporting to the Chief Executive Officer. The CEO does not participate in the Plan. In order to be eligible, an employee cannot participate in any other ADC incentive plan, except as approved by the Compensation Committee of the Board of Directors, and must be employed in an eligible position on or before August 1, 2010.
The MIP is intended to encourage and reward both excellence of performance and employee retention. Accordingly, a participant must be an employee of ADC on the day of payment of incentive, in addition to satisfying all other eligibility requirements as outlined in the Plan, to be eligible to receive an incentive award.
Timing of Payment
Payments that become due under this Plan are made as soon as administratively feasible following the close of ADC’s fiscal year, but within seventy-five days of that event, generally in December. All payments are subject to appropriate withholdings.
Plan Metrics
The Plan reinforces the key goals that support ADC’s long-term strategic plans. The key factors in ADC’s FY10 corporate success are Pro Forma Operating Income, Net Sales and a Key Performance Indicator (“KPI”), which will be a reduction of Operating Expenses for FY10. These factors are the same for ADC’s operating units: Global Connectivity Solutions (GCS), Network Solutions, and ADC Professional Services (APS). Accounting methodology changes and extraordinary events such as acquisitions, divestitures, etc. may dictate corresponding goal modifications during the plan year. Additionally, a portion of each participant’s MIP is based upon individual contribution.

Following is a description of the Plan’s financial components:

Plan Metric	Definition
Pro Forma Operating Income	Net Sales less all relevant expenses incurred to produce the products or deliver services. Expenses include direct material and labor costs as well as regional and Business Unit costs, including engineering, sales & marketing expenses, and corporate overhead costs. Pro Forma Operating Income does not include interest income, interest expense, income tax or other non-operating income. It also excludes restructuring and other one-time expenses that are not reflective of the ongoing business.

Corporate overhead costs not directly attributable to the Business Unit are assessed as a shared service charge set at a fixed percentage of Revenue. ADC-level Pro Forma Operating Income will reflect absorption of ALL corporate expenses including variances above or below the level of the shared service charge.

Net Sales	The amount ADC can recognize in accordance with Generally Accepted Accounting Principles (GAAP) for goods shipped or services provided to third-party customers, net of returns received and discounts.

Operating Expenses	Annualized company-wide operating expense including sales, general, administrative and research & development costs excluding all incentives.
NOTE: For the Business Units, Net Sales, and Pro-Forma Operating Income are measured on Plan foreign exchange rates.
Goal Weightings
Executives participating in the Plan will have the following business/corporate weightings:

	50% of Total Award
	Business		Net Sales
	Weight	OI Metric	Metric
BU Leader	50% BU	25%	25%
	50% ADC	25%	25%
Corporate Function Leader	100% ADC	25%	25%
For purposes of this Plan, Global Connectivity Solutions, Network Solutions and APS will be treated as separate Business Units.
Key Performance Indicator
Each participant will have twenty-five percent (25%) of their target MIP award tied to a KPI. Effective with fiscal year 2010, ADC has implemented the concept of a flexible, company-level performance objective that may be modified annually to focus resources on critical business issues or challenges. For fiscal year 2010, the KPI has been defined as a corporate-wide operating expense reduction target. The KPI is subject to the Performance Gate as defined below.
Individual Performance
Each participant will have twenty-five percent (25%) of their target MIP award tied to one (1) to three (3) individual goals mutually agreed upon by the participant and the CEO. Achievement of the agreed-upon goals yields a 100% award payout. The individual performance component does not have a Performance Gate (as defined below), it is based on the employee’s percent of achievement.
An additional overachievement award may be made as recommended by the CEO at his sole discretion to the Compensation Committee. The maximum individual performance award is 50% of the participant’s total target MIP award.
Modifications may be made to individual goals before August 1, 2010. Any changes made to individual goals require documentation and approval of the CEO, Chief Financial Officer and Chief Administrative Officer. Undocumented modifications of individual plans will not be honored for award payment.
Performance Gates
To ensure protection of shareholder interest, no payment will be provided as the result of any ADC-wide financial performance factor unless ADC achieves its threshold Pro-Forma Operating Income for the year. Similarly, no payment will be provided as the result of any Business Unit financial performance factor unless the Business Unit achieves its threshold Pro-Forma Operating Income.
Calculation of Payment
Prior to making any payment under this Plan, the Board of Directors must determine that the claimed Business Performance levels have been achieved. The Board of Directors has complete authority and discretion to determine whether performance levels have been achieved, including without limitation the authority and discretion to properly calculate Pro-Forma Operating Income. The size of an incentive award will be based on four factors:
1.	Target Incentive Opportunity — Determined on the basis of the ADC salary grade associated with an individual’s job and country of work. It is expressed as a percentage of an individual’s FY 2010 Eligible Earnings Paid.

2.	FY2010 Eligible Earnings Paid — This is the amount paid to the participant during the fiscal year in base salary and other eligible payments.

3.	Business Performance in comparison with the established goals.

4.	FY2010 Individual Performance out of 100% target individual goal achievement

5.	FY2010 KPI Performance in comparison with established goals.
Specific financial goals (e.g., net sales, OI and the FY2010 KPI) have been established for 0%, 100%, and 200% of target. Results between these specific points are interpolated for each goal. The maximum award attributable to each financial performance factor is 200% of its target. The maximum total individual award is 100% of the individual performance target payout.

Following is an example of a hypothetical award calculation.
Assume a GCS Plan participant with the following facts, where the ADC performance gate has been met:
Management Incentive Plan Example
     Level II with BU Component
Assumptions:

Eligible Earnings Paid:	$250,000
MIP Target %:	50%
BU:	GCS Global
Individual Performance Score:	90%

	Grade 19 &
	Above	Financial	Combined
	Financial	Component	Component	Actual
Measures	Weights	Weights	Weights*	Performance**	Result***
Financial - 50%
ADC:
OI	50%	25%	12.5%	107.00%	13.38%
Net Sales		25%	12.5%	102.00%	12.75%
GCS Global:
OI	50%	25%	12.5%	110.00%	13.75%
Net Sales		25%	12.5%	108.00%	13.50%
Individual - 25%
Personal Goals			25.0%	90.00%	22.50%
Key Performance Indicator (KPI) - 25%
KPI			25.0%	100.00%	25.00%
Total Component Weights:			100.0%
Composite Score:					100.88%

Eligible Earnings Paid	X	MIP Target %	X	Composite Score	=	Payout
$ 250,000		50%		100.88%		$ 126,093.75

*	Combined Component Weights = Financial Weights x Financial Component Weights (see graph below)

**	Actual Performance is rounded to the nearest hundreth of one percent

***	Result = Actual Performance x Combined Component Weights. Final result is rounded to the nearest hundredth of one %

Combined Component Weights

Effect of Change in Employment Status
Termination of Employment: If employment with ADC is terminated for any reason other than death, disability or as a result of a reduction in force implemented by the Company, and if the Employment Termination Date occurs prior to the date the payout is made, a participant will not receive an award under the Plan. For purposes of this Plan, the “Employment Termination Date” is the date that the participant ceases to be an employee of ADC (as determined by the company). In the case of termination of employment by ADC, the Employment Termination Date shall be determined without regard to whether such termination is with or without cause or with or without reasonable notice. For the purposes of this Plan, if employment with ADC is involuntarily terminated as a result of the participant’s death or disability or as a result of a reduction in force implemented by the Company, the employee may be entitled to receive a prorated payment. To be eligible, the employee must have been employed by the Company for at least 3 full calendar months during FY10 and involuntarily terminated as described above. In such cases, the prorated payment, if any, will be subject to the achievement of the applicable Business Performance criteria for the plan year and may not be adjusted for individual performance. Such prorated payment will be payable following the end of the fiscal year in accordance with the Company’s incentive plan payment practices.
Transfer, Promotion or Demotion to another position with a different ADC incentive plan, Target Incentive Opportunity or business goals:
A participant who transfers, is promoted or demoted to another position with a different plan, target incentive opportunity or business goals will receive a prorated calculation of payment based upon the amount of eligible earnings paid under each position. For example, a participant transferring from Network Solutions to GCS on June 10 would receive payment under the Network Solutions plan for eligible earnings paid during the period of October 1 — June 9 and payment under the GCS plan for eligible earnings paid during June 10 — September 30.
Administration
The Management Incentive Plan is authorized by the Compensation Committee of the Company’s Board of Directors, which will administer the Plan. The Compensation Committee of the Board of Directors is authorized under its charter to make all decisions as required in administration of the Plan and to exercise its discretion to define, interpret, construe, apply, approve, administer, withdraw and make any exceptions to the terms of the Plan.
Right to Modify
ADC reserves the right to modify or adjust the Plan at any time in its sole discretion either in whole or with respect to a particular Business Unit. The Participant explicitly agrees with this modification right of ADC.
Governing Law
The Plan is made and shall be construed in accordance with the laws of the State of Minnesota, U.S.A. without regard to conflicts of law principles thereof, or those of any other state of the U.S.A. or of any other country, province or city.
Severability
If any provision of this Plan is held invalid, illegal or unenforceable by a court or tribunal of a competent jurisdiction, this Plan shall be deemed severable and such invalidity, illegality or unenforceability shall not affect any other provision of this Plan which shall be enforced in accordance with the intent of this Plan.
Assignment
The Company shall have the right to assign this Plan to its successors and assigns and this Plan shall inure to the benefit of and be enforceable by said successors and assigns. Participant may not assign this Plan or any rights hereunder.
Entire Understanding
This Plan constitutes the entire understanding between the parties regarding the payment of incentive compensation under this Plan, and it supersedes any and all prior agreements or understandings, whether oral or written, express or implied, on such subject matter.
No Acquired Rights or Entitlements/Plan Amendment or Termination
The Plan shall not entitle Participants to any future compensation. The Plan is not an element of the employees’ base salary or base compensation and shall not be considered as part of such in the event of severance, redundancy, or resignation. ADC has no obligation to offer incentive plans to Participants in the future, and the plan shall be effective only for the time period specified in the plan and shall not be deemed to renew year over year. The Participant understands and accepts that the incentive payments made under the Plan are entirely at the sole discretion of ADC. Specifically, ADC assumes no obligation to the Participant under this Plan with respect to any doctrine or principle of acquired rights or similar concept. Subject to the provisions of the Plan, ADC may amend or terminate the Plan or discontinue the payment of incentives under the Plan at any time, at its sole discretion and without advance notice.